Exhibit 10.3

OSI SYSTEMS, INC.
2012 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

OSI Systems, Inc., a Delaware corporation, (the “Company”), pursuant to its 2012 Incentive Award Plan (as may be amended from time to time, the “Plan”,) hereby grants to the holder listed below (the “Participant”), an award of restricted stock units (the “RSUs”). Each RSU represents the right to receive one (1) share of Common Stock (each, a “Share”) in accordance with the terms and conditions hereof if applicable vesting conditions are satisfied.  This award of RSUs is subject to all of the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”), the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (together, the “Agreement”) and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in of this Agreement.  For purposes of the Agreement, “Employer” means the Company or Affiliate that employs the Participant on the applicable date.

Participant:	[ ]

Grant Date:	[ ]

Total Number of RSUs:	[ ]

Vesting Schedule:	[ ]

Termination:

If the Participant experiences a Termination of Service prior to the applicable vesting date, all RSUs that have not become vested on or prior to the date of such Termination of Service (after taking into consideration any vesting that may occur in connection with such Termination of Service, if any) will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

By his or her signature below, the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Grant Notice, the Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or the Agreement. In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 3.1 of this Agreement by (i) withholding Shares otherwise issuable to the Participant upon full vesting of the RSUs, (ii) instructing a broker on the Participant’s behalf to sell Shares otherwise issuable to the Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 3.1 of the Agreement or the Plan. The Participant also agrees to be bound to the terms and conditions set forth in the Addendum to the Agreement (the “Addendum”) if the Participant is resident and/or employed in a country identified in the Addendum or transfers residence and/or employment to a country identified in the Addendum.

OSI SYSTEMS, INC.:		PARTICIPANT:

By:		By:
Print Name:		Print Name:
Title:
Address:	12525 Chadron Avenue	Address:
Hawthorne, CA 90250

EXHIBIT A

TO RESTRICTED STOCK UNIT GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

ARTICLE I.

GENERAL

1.1                               Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

TERMS AND CONDITIONS OF RSUS

2.1                               Grant of RSUs. Upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of RSUs under the Plan for good and valuable consideration. Unless and until the RSUs have fully vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Common Stock or other payment in respect of the RSUs.

2.2                               Vesting of RSUs.  Except as may otherwise be provided in a written employment agreement between the Company and the Participant, the RSUs shall vest and become nonforfeitable, if at all, in accordance with the terms and conditions set forth in the Grant Notice.

2.3                               Payment of RSUs.

(a)                                 In General.  As soon as administratively practicable following the vesting of any RSUs pursuant to Section 2.2 hereof, but in no event later than thirty (30) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant (or the Participant’s Permitted Transferee, if applicable) a number of Shares equal to the number of RSUs subject to this award or RSUs that fully vest on the applicable vesting date (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Administrator in its sole discretion). Notwithstanding the foregoing, if Shares cannot be issued within that timeframe pursuant to Section 11.4 of the Plan (or any successor provision thereto), the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can be issued in accordance with such Section.

(b)                                 Alternative Form of Settlement in Non-U.S. Jurisdictions.  Notwithstanding anything in the Agreement to the contrary, if the Participant is resident or employed outside of the United States, the Company may, in its sole discretion, settle the RSUs in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under local law; (ii) would require the Participant, the Company and/or an Affiliate to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different); (iii) would result in adverse tax consequences for the Participant, the Company or an Affiliate; or (iv) is administratively burdensome.  Alternatively, the Company may, in its sole discretion, settle the RSUs in the form of Shares but require the Participant to immediately sell such Shares (in which case, this Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).

2.4                               Forfeiture and Termination of RSUs. All RSUs granted under this Agreement shall be forfeited and terminated as set forth in the Grant Notice.  To the extent that the Grant Notice indicates that a forfeiture of RSUs shall occur upon a Termination of Service, except as otherwise determined by the Administrator, a Termination of Service shall be effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar statutory or common law notice of termination period).  The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of Awards under the Plan.

2.5                               Conditions to Delivery of Shares. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 11.4 of the Plan.

2.6                               Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs or any Shares underlying the RSUs unless and until such Shares shall have been issued by the Company and are held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13.2 of the Plan.

ARTICLE III.

MISCELLANEOUS PROVISIONS

3.1                               Tax and Social Contribution Withholding.

(a)                                 Responsibility for Tax-Related Items.  Regardless of any action the Company and/or the Employer take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the settlement of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends, and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

(b)                                 Satisfaction of Withholding Obligation.  The Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company (including without limitation, as provided in the Grant Notice), an amount sufficient to satisfy all Tax-Related Items required by law to be withheld (if any) with respect to any taxable event arising in connection with the RSUs. Unless the Company determines otherwise in its sole discretion, to the extent permissible under local law, the Company shall withhold Shares otherwise issuable to the Participant upon full vesting of the RSUs in order to satisfy any tax withholding requirements. The Company shall not be obligated to deliver any new certificate representing Shares to the Participant or the Participant’s legal representative or to enter such Shares in book entry form unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the Tax-Related Items applicable to the taxable income of the Participant arising in connection with the RSUs or payments thereunder.

3.2                               Administration. The Administrator shall have the power to interpret the Plan and this Agreement as provided in the Plan. All interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons.

3.3                               Grant Not Transferable. Without limiting the generality of any other provision hereof, the RSUs shall be subject to the restrictions on transferability set forth in Section 11.3 of the Plan.

3.4                               Adjustments. The Participant acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Article 13 of the Plan.

3.5                               Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and any Shares issuable with respect thereto). The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the RSUs and the issuance of Shares with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.6                               Participant’s Representations. The Participant shall, if required by the Company, concurrently with the issuance of any securities hereunder, make such written representations as are deemed necessary or appropriate by the Company and/or the Company’s counsel.

3.7                               Repatriation and Legal/Tax Compliance Requirements.  If the Participant is resident or employed outside the United States, the Participant agrees, as a condition of the award of RSUs, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired pursuant to the RSUs) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different).  In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).  Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

3.8                               Section 409A. This Agreement shall be interpreted in accordance with the requirements of Section 409A of the Code. The Administrator may, in its discretion, adopt such amendments to the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A of the Code or an available exemption therefrom, provided, however, that the Administrator shall have no obligation to take any such action(s) or to indemnify any person for failing to do so.

3.9                               Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Participant.

3.10                        Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an Employee, Director, Consultant or other service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant or prohibited by law.

3.11                        Nature of Grant.  If the Participant is resident or employed outside the United States, in accepting this award of RSUs, the Participant acknowledges that:

(a)                                 The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)                                 The award of RSUs is a one-time benefit and does not create any contractual or other right to receive future grants of RSUs, benefits in lieu of RSUs, or other Plan benefits in the future, even if RSUs have been granted repeatedly in the past;

(c)                                  All decisions with respect to future grants of RSUs, if any, and their terms and conditions, will be made by the Administrator, in its sole discretion;

(d)                                 Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Participant;

(e)                                  The Participant is voluntarily participating in the Plan;

(f)                                   The RSUs and Shares subject to the RSUs are:

i.                               extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or its Affiliates, and are outside the scope of the Participant’s employment contract, if any;

ii.                            not intended to replace any pension rights or compensation;

iii.                         not part of the Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits, or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or its Affiliates;

(g)                                  The future value of the Shares underlying the RSUs is unknown and cannot be predicted with certainty;

(h)                                 In consideration of this award of RSUs, no claim or entitlement to compensation or damages shall arise from the RSUs resulting from a Termination of Service (for any reason whatsoever) and the Participant irrevocably releases the Company and its Affiliates from any such claim that may arise; if any such claim is found by a court of competent jurisdiction to have arisen, then, by signing or electronically accepting this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim;

(i)

Neither the Company nor any of its Affiliates shall be liable for any change in value of the RSUs, the amount realized upon settlement of the RSUs or the amount realized upon a subsequent sale of any Shares acquired upon settlement of the RSUs, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.

3.12        Data Privacy.

(a)                                 Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan.  The Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan.  As such (where required under applicable law), the Participant:

i.	voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal data as described herein; and

ii.

authorizes data recipients to receive, possess, use, retain and transfer the data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.

(b)                                 The Company and the Employer hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”).  Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and the Employer will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.

(c)                                  The Company and the Employer will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and the Employer may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located throughout the world.

(d)                                 The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws, which may include the right to:

i.	obtain confirmation as to the existence of Data;

ii.	verify the content, origin and accuracy of the Data;

iii.	request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

iv.

oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan.

The Participant may seek to exercise these rights by contacting the Participant’s local human resources manager.

3.13        Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14        Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable U.S. state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.15        Private Placement.  If the Participant is resident or employed outside of the United States, neither the award of RSUs nor the issuance of the underlying Shares upon settlement of the RSUs is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States (unless otherwise required under local law).

3.16        Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Affiliates with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.17        Electronic Delivery of Documents.  The Company may, in its sole discretion, deliver any documents related to the RSUs and participation in the Plan, or future awards of RSUs that may be granted under the Plan, by electronic means unless otherwise prohibited by local law.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

3.18        English Language.  If the Participant is resident and/or employed outside of the United States, the Participant hereby acknowledges and agrees that it is the Participant’s express intent that the Plan, the Grant Notice, this Agreement (including the Addendum to the Agreement), and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English.  If the Participant received the Plan, the Grant Notice, the Agreement (including the Addendum to the Agreement), or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

3.19        Successors and Assigns. The Company or any Affiliate may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and its Affiliates. Subject to the restrictions on transfer set forth in Section 3.3 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.20        Addendum to Agreement.  Notwithstanding any provisions in this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different), as are set forth in the Addendum to this Agreement.  Further, if the Participant transfers residency and/or employment to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the RSUs to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).  The Addendum constitutes part of this Agreement.

3.21        Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation or administration of the RSUs and/or the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

3.22        Entire Agreement. The Plan, the Grant Notice and this Agreement (including the Addendum to the Agreement) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and its Affiliates and the Participant with respect to the subject matter hereof.

3.23        Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

3.24        Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.25        Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

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ADDENDUM

TO RESTRICTED STOCK UNIT AWARD AGREEMENT

In addition to the terms and conditions set forth in the Agreement, the Award is subject to the following terms and conditions.  All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan, the Grant Notice and/or Agreement.  If the Participant is resident and/or employed in a country identified in the Addendum, the additional terms and conditions for such country shall apply.  If the Participant transfers residence and/or employment to a country identified in the Addendum, the additional terms and conditions for such country shall apply to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary and advisable to comply with local law or to facilitate the operation and administration of the Award and the Plan (or the Company may establish additional terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

CANADA

1.             Settlement in Shares.  Notwithstanding anything to the contrary in the Plan, the Grant Notice, the Agreement or the Addendum, your Award shall be settled only in Shares (and may not be settled in cash).

2.             English Language.  The parties to the Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

FRANCE

English Language.  The parties to the Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

INDIA

Repatriation Requirements.  As a condition of this Award, the Participant agrees to repatriate all sales proceeds and dividends attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations.

MEXICO

Commercial Relationship.  The Participant expressly acknowledges that the Participant’s participation in the Plan and the Company’s award of RSUs does not constitute an employment relationship between the Participant and the Company.  The Participant has been awarded the RSUs as a consequence of the commercial relationship between the Company and the Company’s Subsidiary in Mexico that employs the Participant, and the Company’s Subsidiary in Mexico is the Participant’s sole employer.  Based on the foregoing: (a) the Participant expressly acknowledges that the Plan and the benefits derived from participation in the Plan do not establish any rights between the Participant and the local Subsidiary in Mexico that employs the Participant; (b) the Plan and the benefits derived from participation in the Plan are not part of the employment conditions and/or benefits provided by the local Subsidiary in Mexico that employs the Participant; and (c) any modifications or amendments of the Plan or benefits granted thereunder by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Subsidiary in Mexico.

SINGAPORE

Qualifying Person Exemption.  The award of RSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”).  The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore.  Accordingly, statutory liability under the SFA in relation to the content of the prospectuses would not apply.  The Participant should note that, as a result, the RSUs are subject to section 257 of the SFA and the Participant will not be able to make: (a) any subsequent sale of the Shares in Singapore; or (b) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

UNITED KINGDOM

1.             Payment of Taxes.  The following provision supplements Section 3.1 of the Agreement.

If payment or withholding of the income tax due in connection with the RSUs is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Employer, effective as of the Due Date.  The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 3.1 of the Agreement.  Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), he or she shall not be eligible for a loan from the Company to cover the income tax liability.  In the event that the Participant is a director or executive officer and the income tax is not collected from or paid by him or her by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) will be payable.  The Participant will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for reimbursing the Company or the Employer (as applicable) the value of any employee NICs due on this additional benefit.

2.             Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to the RSUs, whether or not as a result of a Termination of Service (whether the Termination of Service is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs.  Upon the award of RSUs, the Participant shall be deemed to have waived irrevocably any such entitlement.

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